EXHIBIT 8.1

              Form of Opinion of Counsel to SunTrust Banks, Inc.

                               --------- , 1998

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308


   Re: Federal Income Tax Consequences of Merger of SMR Corporation (Va.), a
      Wholly Owned Subsidiary of SunTrust Banks, Inc., with and into Crestar Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel to SunTrust Banks, Inc. ("SunTrust") in connection with the Merger (the "Merger") of SMR Corporation (Va.) ("Sub") with and into Crestar Financial Corporation ("Crestar"), pursuant to the Amended and Restated Agreement and Plan of Merger by and among SunTrust Banks, Inc., Crestar Financial Corporation and SMR Corporation (Va.), dated as of July 20, 1998 (the "Merger Agreement"). You have requested our opinion, in our capacity as counsel to SunTrust, regarding certain federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Joint Proxy Statement/ Prospectus of SunTrust and Crestar (the "Joint Proxy
Statement/Prospectus") that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

     All capitalized terms used herein without definition have the respective meanings specified in the Joint Proxy Statement/Prospectus. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.


                             INFORMATION RELIED ON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have assumed, with your consent, that the Merger will be consummated in compliance with the material terms of the Merger Agreement.

     We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of SunTrust, Crestar and Sub, including certificates from officers of SunTrust, Crestar and Sub (the "Certificates") verifying certain relevant facts that have been represented to us. We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and will be true and correct at the Effective Time, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or with similar qualification) of any person or party is true and correct without such qualification. We have not attempted independently to verify such representations.


                                    OPINION

     Based upon the foregoing, it is our opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.


     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained and the accuracy of the facts set forth in the Certificates. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.



                                        Very truly yours,